EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

Up to 14,200,000 Outstanding Shares of Common Stock

of

MGM MIRAGE

at

$84.00 Net Per Share

by

INFINITY WORLD INVESTMENTS LLC

an indirect wholly-owned subsidiary of

DUBAI WORLD

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 24, 2007, UNLESS THE OFFER IS EXTENDED.

August 27, 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Infinity World Investments LLC, a Nevada limited liability company (the “Purchaser”), an indirect wholly-owned subsidiary of Dubai World, a Dubai United Arab Emirates government decree entity, to act as Information Agent in connection with the Purchaser’s offer to purchase up to a total of 14,200,000 shares of common stock, par value $.01 per share of MGM MIRAGE (the “Shares”), a Delaware corporation, at $84.00 net per Share, in cash (subject to applicable withholding of United States federal, state and local taxes), on the terms and subject to the conditions set forth in the Offer to Purchase, dated August 27, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.              Offer to Purchase, dated August 27, 2007;

2.              Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.              A form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4.              Notice of Guaranteed Delivery with respect to Shares; and

5.              Return envelope addressed to Mellon Investor Services LLC as the Depositary.

CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 12 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 24, 2007, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an agent’s message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions and requests for additional copies of the enclosed materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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